Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-143610



                               DATED MAY 29, 2007

                                   PROSPECTUS

                               FINOTEC GROUP, INC.

                        51,930,983 shares of Common Stock

     This prospectus relates to periodic offers and sales of 51,930,983 shares of our common stock by the selling security holders, which includes 51,930,983 shares which are presently outstanding.

     We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

     For a description of the plan of distribution of these shares, please see page 40 of this prospectus.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "FTGI." On May 29, 2007 the last reported sale price for our common stock was $0.00 per share.

                              --------------------


     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about the risks of investing in our common stock.

                              --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------


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

                  The date of this Prospectus is May 29, 2007

                               PROSPECTUS SUMMARY

     Finotec Group, Inc. (the "Company" or "Finotec") was formed under the laws of Nevada on October 8, 1987, under the name "Condor West Corporation" for the purpose of implementing an initial distribution of its stock and thereafter to seek operating businesses as potential candidates for acquisition or other forms of combination. The Company had no operations for a period of over three years when it did a share for share merger and became Online International Corporation in September, 1999. As Online International Corporation the Company was in the business of designing, printing, and manufacturing lottery tickets and play slips for automated on-line contractors and on track and off-track betting until May 10, 2000 when the Board of Directors formalized its decision to discontinue operations. On July 17, 2000 the Company sold all of its assets for a combination of cash, notes and the assumption of debts by the purchasers. On August 9, 2001, the Company purchased Finotec, Ltd. (formerly known as Priory Marketing Ltd.) in exchange for 21,500,000 common shares, representing approximately 62% of the Company's issued and outstanding voting shares. The consideration paid by the Holding Company ("Finotec, Ltd.") in exchange for the stock of the Registrant was all of the outstanding capital stock of Finotec, Ltd., an Isle of Man company. The Company owns 99.7% of the issued and outstanding shares of capital stock of Forexcash Global Trading Ltd. ("Forexcash"), an Israeli company, which is the owner of certain software, equipment, intellectual property and contracts. Via Forexcash, the Company is in the business of developing and marketing software for electronic trading of foreign currency through the Internet. In February, 2002, the Company changed its name to Finotec Group, Inc. to better reflect its current business operations.

Finotec Group Inc. is a public company. The company, through its subsidiary Finotec Trading Inc., offers financial market trading to professional and retail clients over its web-based live and real-time proprietary trading system. The state of the art web-based live and real-time proprietary trading system was developed for the company by its other subsidiary ForexCash Global Trading Ltd. The group's website may be accessed on www.finotec.com.

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

COMPANY STRUCTURE
-----------------

COMPANY STRUCTURE
-----------------
                          -----------------------------
                              Finotec Group Inc.-
                                 Holding Company
                                   Ticker FTGI
                          -----------------------------
                                       100%                 99.7%
         ----------------------------                                       ----------------------------
                                                                                 Forexcash Global
            Finotec Trading Inc. -                                                 Trading Ltd. -
                  Operations                                                        Technology
         Private company incorporated                                        Private company incorporated
         under the laws of New York                                             under the laws of Israel
         ----------------------------                                       ----------------------------
                                                                                  ---------------
                                                                                  Tel Aviv Branch
                                                                                     Franchise
                                                                                  ---------------
                        100%
-----------------------    ----------------------    -----------------------  ------------------------
Finotec USA Inc. -        Finotec Cyprus Ltd. -     Finotec Polska S.A. -     Finotec Trading UK
     NY Branch                Dealing Room              Poland Branch        Limited. - UK Branch
  Private company           Private company          Joint Stock company        Private company
incorporated under the    incorporated under the    incorporated under the    incorporated under the
  laws of Delaware           laws of Cyprus             laws of Poland       laws of England & Whales
-----------------------    --------------------      -----------------------  ------------------------

Finotec Group Inc is a holding company with no activities other than holding two wholly owned companies Finotec Trading Inc. and ForexCash Global Trading Ltd. These companies deal in two distinct areas:

     1. Finotec Trading Inc - Market Trading and facilitation; and
     2. ForexCash Global Trading Ltd - Financial Technology development


Finotec Group Inc has a fiscal year end of January 31st and its stock symbol is FTGI.

Finotec Trading Inc. (New York) was established in November 2001 with the express intent of providing retail customers access to the largest financial market for online foreign currency trading. Finotec Trading Inc. (New York) is the market-making arm of the corporation, distributing the live and instantaneously executable trading prices in global currencies, equities, indices, commodities and interest rate products through the group's online trading system. The centralised dealing room services clients, aggregates globally derived risk in real-time and hedges residual market exposure with the underlying markets. In 2005 Finotec Trading Inc. established its dealing room in Cyprus via a wholly owned subsidiary Finotec Trading Cyprus Ltd. By the end of 2006, Finotec Trading Inc. had additionally established two wholly owned subsidiaries:
In Poland, Finotec Trading Polska S. A., for the purpose of obtaining the necessary authorization to act as a market maker in Foreign Exchange and CFD's in Poland and Eastern Europe. In the United Kingdom Finotec Trading Uk Limited, for the purpose of obtaining the necessary authorization to act as a market maker in Foreign Exchange and CFD's in the UK and Europe.

In the US, Finotec Trading USA, incorporated under the law of Delaware, for the purpose of obtaining the necessary authorization to act as a market maker in Foreign Exchange in the US.

Customers can open account Finotec Trading Inc. by several methods;

     1.   Directly with Finotec Trading Inc.
     2. Via affiliates and Introducing Brokers ("IB's") that sign commission sharing agreements with Finotec Trading Inc.

As part of its code of conduct regulations all customer monies are segregated in custodian accounts which have been set up in the U.S. and United Kingdom and various territories. Since its inception Finotec Trading Inc. has secured a number of IB contracts, with large investment houses, financial institutions and high wealth individuals. Finotec's website and trading system may be accessed on www.finotec.com . The system also provides a `demo' trading system and an e-learning center that may be accessed by registering on the website.

Finotec Trading Cyprus Ltd.- In 2005 Finotec Trading Inc. moved its dealing room to Cyprus via a wholly owned subsidiary Finotec Trading Cyprus Ltd. Additionally, Finotec Cyprus is in charge of International Marketing and Business Development in the Middle East and Eastern Europe via telemarketing and face to face meetings. This branch also provides global customer service to Finotec Trading Inc. customers worldwide. Finotec Trading Cyprus Ltd pays Forexcash in Israel fees for using the system based on a percentage of all the revenue equal to 15% covering license, support and the development system of new modules or integration.

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

Forexcash Global Trading Ltd (Israel) It is Based in Jerusalem and is the development centre for the Finotec software, it developed Forexcash(C), which is a state of the art system allowing both financial institutions to offer the general public market-making services in global financial markets via Internet and allowing Finotec to offer its customers similar services. The system offers complete front to back office integration. Additionally, it has a branch in Tel Aviv (Sales and Marketing) which is in charge of marketing and sales in Israel.

Finotec USA Inc. - incorporated in 2006 under the laws of the state of Delaware, for the purpose of obtaining the necessary authorization to act as a market maker for foreign currency trading in the US.

Finotec Trading Polska S.A. - incorporated in 2006 under the law of Poland, for the purpose of obtaining the necessary authorization to act as a market maker in foreign currencies and CFD's in Poland and Eastern Europe.

Finotec Trading UK Limited. - , incorporated in 2006 under the law of England and Wales for the purpose of obtaining the necessary authorization to act as a market maker in foreign currencies and CFD's in the UK and Europe.

     The Company currently develops, markets and operates a software system delivering foreign exchange investment services to the general public via the internet. The Company has developed and operates an Internet-based brokerage firm for institutional, professional and serious active individual traders in the foreign currency market. The Company's brokerage firm offers an electronic trading platform which seamlessly integrates strategy trading tools, historical and streaming real-time market data, and direct-access order-routing and execution. Direct-access trading means, with respect to transactions in spot foreign exchange transactions, direct Internet connections to Finotec's electronic platform where Finotec acts as a market maker for its customers based on the prices traded in the Interbank and OTC market. With respect to forward foreign exchange transactions, it means that Finotec offers non-deliverable futures currency contracts that Finotec usually clears itself using Finotec technology and the futures clearing firm's online execution system which implements an electronic order placement and execution. When there is no compensation inside the system with its customers, Finotec turns to other institutions to clear the contract. The Company offers its customers spot trading and futures contracts (Namely: Contracts for Differentials -CFD's) through the Internet to its customers were the company is licensed and the product can be offered in accordance with the regulation.

     Under the Company's business model, the Company seeks recurring revenues by offering, through its financial software product, Forexcash (and its planned enhanced versions), spread-earning based brokerage services with no commission and no cost to its customers. Forexcash is a front and back office market maker application for online real-time trading in foreign currencies, commodities and CFD's. The Company also provides strategy trading tools, and the unique quality and functionality of those tools, to build a high-quality brokerage customer base of institutional, professional and serious active individual traders. The Company has started to sell licenses to its trading system. The Company will also provide training in online foreign currency trading as well as offer its customers the option of wireless trading of foreign currencies.

INDUSTRY BACKGROUND

     Over the past decade, the volume of trading in the world's foreign exchange market has grown dramatically. The average daily trading volume is more than $1.5 billion dollars. Recently, even more dramatic than the growth in the foreign exchange markets, has been the explosive growth of direct-access trading through electronic marketplaces. We believe that one of the reasons for this explosive growth is the growing presence of direct-access trading solutions.

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

     We believe that technological innovation, including development of sophisticated trading software tools, increased use of and reliance upon the Internet, proliferation of online financial market data and information, and market acceptance of electronic brokerage services, including direct-access brokerage services, will continue to stimulate increased online trading activity. We believe that direct access is expected to become the industry standard for online trading. The recent acquisitions by virtually every major online brokerage firm of direct-access technology underscores this reality.

     However, not all accounts are alike. Analysts have estimated that daily online trading volume is highly concentrated in the most actively-traded online accounts. The design of Forexcash has been focused on this "active trader" market, as well as professional and institutional traders, such as small-sized to mid-sized commercial banks.

     With the proliferation of online brokerage services (and, now, the more powerful and efficient direct-access online brokerage services), the increased accessibility to market data, and the rapidly-growing capabilities of the Internet, we believe that serious, active traders, professional and non-professional, are demanding powerful, Internet-based, real-time strategy trading platforms that are seamlessly integrated with the best-available order execution technology. We believe that these traders desire a complete, institutional-quality, Internet-based, trading platform that includes analytical tools which support the design and testing of custom trading strategies, the automation of those strategies in real-time, and the instantaneous execution of those strategies through state-of-the-art direct-access electronic order execution systems.



PRODUCTS AND SERVICES

Finotec Group Inc. is a holding company with no activities other than holding two wholly owned companies Finotec Trading Inc. and ForexCash Global Trading Ltd. These companies deal in two distinct areas:

     1. Finotec Trading Inc - Market Trading and facilitation (brokerage); and
     2. ForexCash Global Trading Ltd - Financial Technology development


Overview  - FINOTEC TRADING BROKERAGE SERVICES

     Finotec trading directly or via its subsidiaries offers online brokerage services, covering foreign currency transactions, using the Forexcash trading platform. Finotec's targeted customer base for foreign exchange brokerage services includes active individual, professional and institutional traders.

     Finotec Trading does not take a commission on its customers. It earns the spread between the Bid and Ask price when there is some compensation inside the system, or the price difference between the customers transaction price and the bank price. Finotec also runs a small portfolio of uncovered customers transactions.

BROKERAGE SERVICES

     Finotec offers online brokerage services, covering foreign currency transactions, through the Forexcash trading platform. Finotec's targeted customer base for foreign exchange brokerage services includes active individual, professional and institutional traders.

     Finotec rarely charges a commission on its customers' Foreign currency transactions. It earns the spread between the Bid and Ask price when there is some compensation inside the system, or the price difference between the customers transaction price and the bank price. Finotec also runs a small portfolio of uncovered customers transactions.

     In January 2002, we launched the Forexcash trading platform. The Forexcash service includes our strategy trading features and functions, streaming real-time charts and quotes, streaming news, state-of-the-art analytical charting, time and sales data, quote lists, option chains, market leaders data, profit/loss tracking, and wireless access.


SALES AND MARKETING


Offline marketing

The company attempts to reach the target customers through advertising campaigns for its products and services in the local financial papers, writing articles providing in depth market commentary on the specific company products, one day seminars, events and conventions and partnerships with local business schools.

Online Marketing

Online marketing will be preformed by advertising over the Internet, including campaigns in Google, business portals, search engines and other financial websites.


Partnerships

The company intends to enter into Franchising Agreements, Introducing Broker Agreements, Affiliate agreements and Licensing Agreements with local and European financial institutions whereby the institutions will refer clients to the company and receive a commission from the company for such referrals.


Finotec uses the services of various advertising companies to reach targeted customers through advertising campaigns. Finotec has in the past and intends in the future to develop partnerships with other companies to promote foreign exchange trading. We intend to negotiate with financial newspapers to set up news on foreign exchange trading in their newspapers or on their internet site.

     We also intend to negotiate with business schools to get them to offer foreign exchange and over the counter futures courses in their schools in association with our Company and using our trading platform.


DISTRIBUTION

     The Company is negotiating with brokerage houses to provide the brokerage firm's customers the ability to trade with our dealing room while sharing the income generated from the trading activity of their customers. The Company aims to further develop this system of forging relationships with Introducing Brokers on an international level. This use of the trading platform would allow introducing brokers to provide their customers access to the foreign currency market without the cost of running a trading room and developing an electronic trading system themselves.

Customer Money

All customer money is deposited in the Company custodian accounts in International banks in the U.S., United Kingdom and various territories All money is managed by the Company back office system in the Forexcash proprietary Customer Relations Management system.

As mentioned above Finotec uses several International banks as its global banking partner providing clients with a segregated bank account structure. In Israel, Bank Hapoalim and Bank Mizrachi hold client monies in trust in a segregated account. In Cyprus, Finotec uses Helenic and BNP Paribas bank as the client trust funds for clients all over the world.

OVERVIEW -- Forexcash

In January 2002, FInotec via its subsidiary Forexcash launched the Forexcash trading platform. The Forexcash service includes our strategy trading features and functions, streaming real-time charts and quotes, streaming news, state-of-the-art analytical charting, time and sales data, quote lists, option chains, market leaders data, profit/loss tracking, and wireless access.



     Forexcash is a front and back office market maker application for online real-time trading in the foreign currency market. Forexcash gives spot and forward transaction prices with real-time execution capabilities for most kinds of currency pairs. Currently we have implemented the most liquid currency pairs.

     Forexcash's application servers were developed in Java Sun. We believe the Java Sun application is compatible with most operating systems and using it provides us the opportunity to offer numerous advantages such as ready to use software where no installation is necessary. The Java Sun application assists with the security of the data transfers, the offering of real-time information and the technical analysis capabilities. The communication in the system between the client applet and the servers are encrypted with the RSA protocol based on an algorithm that we developed ourselves.


     MARKET DATA SERVICES.

     The real-time market data included in Forexcash are licensed from different content suppliers that include Reuters and Standard and Poors.


TECHNOLOGY DEVELOPMENT

     We believe that our success depends, in large part, on our ability to offer unique, Internet-based strategy trading technologies with state-of-the-art, intelligent direct-access order execution technologies, and continuously enhance those technologies, as well as develop and implement a well-designed and user-friendly Web site. We intend to consistently improve our system and implement new features and protocols. For instance, we are currently incorporating a new technology into our system that will give our system the benefit of more design capabilities in addition to not requiring downloads of plug-ins. By eliminating plug-ins, the customer will be able to access the trading platform through firewalls on the computer.

     We are also working to improve the style of the trading platform, making it more user-friendly. A further technological development we are exploring is adding chat capabilities to our system. This would allow our customers to communicate amongst themselves as well as with our traders. We are also working to improve our wireless technology which allows our customers to execute their trades directly from their cellular phones.

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

     To date, we have relied primarily on internal development of our products and services. We currently perform all quality assurance and develop user education and other training materials internally. In the future, we may continue to develop our technology internally or use outsourcing resources.

     The market for strategy trading tools, streaming real-time market data and news services, and online order execution services is characterized by: rapidly changing technology; evolving industry standards in computer hardware, programming tools and languages, operating systems, database technology and information delivery systems; changes in customer requirements; and frequent new product and service introductions and enhancements. Our success will depend in part upon our ability to develop and maintain competitive technologies and to develop and introduce new products, services and enhancements in a timely and cost-effective manner that meets changing conditions such as evolving customer needs, existing and new competitive product and service offerings, emerging industry standards and changing technology. There can be no assurance that we will be able to develop and market, on a timely basis, if at all, products, services or enhancements that respond to changing market conditions or that will be accepted by customers. Any failure by us to anticipate or to respond quickly to changing market conditions, or any significant delays in the introduction of new products and services or enhancements could cause customers to delay or decide against the use of our products and services and could have a material adverse effect on our business, financial condition and results of operations.

     CUSTOMER SUPPORT AND TRAINING

     We provide client services and support and product-use training in the following ways:

     CUSTOMER SERVICES AND SUPPORT.

     Finotec provides telephone customer services to its brokerage customers through a customer services team. Technical support to subscription and brokerage customers who use Forexcash is provided by Finotec's technical support team via telephone, electronic mail and fax.

     PRODUCT-USE TRAINING. We consider user education important to try to help our customers increase their ability to use our products and services fully and effectively. The majority of our training materials consist of extensive online documentation and technical assistance information on our Web sites so that our customers may learn to use and take full advantage of the sophisticated technology of Forexcash.


COMPETITION

     The market for foreign exchange online brokerage services is intensely competitive and rapidly evolving, and there appears to be substantial consolidation in the industry of online brokerage services, Internet-based real-time market data services, and trading analysis software tools. We believe that due to the current and anticipated rapid growth of the market for integrated trading tools, real-time market data and online brokerage services, competition, as well as consolidation, will substantially increase and intensify in the future. We believe our ability to compete will depend upon many factors both within and outside our control, including: pricing; the timing and market acceptance of new products and services and enhancements developed by us and our competitors; our ability to design and support efficient, materially error-free Internet-based systems; market conditions, such as recession; product and service functionality; data availability; ease of use; reliability; customer service and support; and sales and marketing efforts.

     We face direct competition from several publicly-traded and privately-held companies, principally online brokerage firms, including providers of direct-access order execution services. Our competitors include many foreign exchange online brokerage firms currently active in the United States. Many online brokerage firms currently offer direct-access service.

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

     Many of our existing and potential competitors, which include online discount and traditional brokerage firms, and financial institutions that are focusing more closely on online services, including direct-access services for active traders, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we do. Further, there is the risk that larger financial institutions which offer online brokerage services as only one of many financial services may decide to use extremely low commission pricing in the foreign currency market to acquire and accumulate customer accounts and assets to derive interest income and income from their other financial services. We do not currently offer other financial services; therefore, such pricing techniques, should they become common in our industry, could have a material, adverse effect on our results of operations, financial condition and business model.

     Generally, competitors may be able to respond more quickly to new or emerging technologies or changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than we do. There can be no assurance that our existing or potential competitors will not develop products and services comparable or superior to those developed and offered by us or adapt more quickly than us to new technologies, evolving industry trends or changing customer requirements, or that we will be able to timely and adequately complete the implementation, and appropriately maintain and enhance the operation, of our business model. Increased competition could result in price reductions, reduced margins, failure to obtain any significant market share, or loss of market share, any of which could materially adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition and results of operations.



INTELLECTUAL PROPERTY

Our success is and will be heavily dependent on proprietary software technology, including certain technology currently in development. We view our software technology as proprietary, and rely, and will be relying, on a combination of trade secret and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to establish and protect our proprietary rights. We have obtained trademark registrations for the Finotec and Forexcash mark.

     Despite our efforts to protect our proprietary rights, unauthorized parties copy or otherwise may obtain, use or exploit our software or technology independently. Policing unauthorized use of our software technology is difficult, and it is extremely difficult to determine the extent to which piracy of software technology exists. Piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries, including some in which we may attempt to expand sales efforts. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

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

     There has been substantial litigation in the software industry involving intellectual property rights. We do not believe that we are infringing, or that any technology in development will infringe, the intellectual property rights of others. The risk of infringement by us is heightened with respect to our business model technology, as that technology has not stood any significant test of time. There can be no assurance that infringement claims would not have a material adverse effect on our business, financial condition and results of operations. In addition, to the extent that we acquire or license a portion of the software or data included in our products or services from third parties ( data is licensed from third parties), or market products licensed from others generally, our exposure to infringement actions may increase because we must rely upon such third parties for information as to the origin and ownership of such acquired or licensed software or data technology. In the future, litigation may be necessary to establish, define, enforce and protect trade secrets, copyrights, trademarks and other intellectual property rights. We may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation could be costly and divert management's attention, which could have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, which could be expensive, or prevent us from selling our products or services or using our trademarks, any one of which could have a material adverse effect on our business, financial condition and results of operations.



GOVERNMENT REGULATION

     The Commodity Futures Trading Commission ("CFTC") regulates the foreign currency futures market in the United States. Currently, the spot foreign currency market in the United States is unregulated and therefore our Company is not under any requirement to register. However, to increase the trustworthiness and respectability of the Company, we intend to have our subsidiary, Finotec USA, Inc. register with the National Futures Association ("NFA") as a Futures Commission Merchant (FCM).

     Finotec's mode of operation and profitability may be directly affected by: additional legislation; changes in rules promulgated by the Commodity Futures Trading Commission, the National Futures Association, the Board of Governors of the Federal Reserve System, the various stock and futures exchanges and other self-regulatory organizations; and changes in the interpretation or enforcement of existing rules and laws, particularly any changes focused on online brokerage firms that target an active trader customer base.

     Governmental concern is focused in two basic areas: that the customer has sufficient trading experience and has sufficient risk capital to engage in active trading. Finotec requires a $200 opening balance to open an account with us. We believe Finotec's minimum suitability requirements, as well as the extensive user education documentation and tutorials offered on its Web site, are consistent with the rules and regulations concerning active trading.

     It is possible that other agencies will attempt to regulate our current and planned online and other electronic service activities with rules that may include compliance requirements relating to record keeping, data processing, other operation methods, privacy, pricing, content and quality of goods and services as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress had held hearings on whether to regulate providers of services and transactions in the electronic commerce market. As a result, federal or state authorities could enact laws, rules or regulations, not only with respect to online brokerage services, but other online services we provide or may in the future provide. Such laws, rules and regulations, if and when enacted, could have a material adverse effect on our business, financial condition, results of operations and prospects.

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

EMPLOYEES

     As of January 31, 2007, we had 59 full-time employees. Our employees are not represented by any collective bargaining organization, and we have never experienced a work stoppage and consider our relations with our employees to be good.

     Our future success depends, in significant part, upon the continued service of our key senior management, technology and sales and marketing personnel. The loss of the services of one or more of these key employees could have a material adverse effect on us. There can be no assurance that we will be able to retain our key personnel. Departures and additions of personnel, to the extent disruptive, could have a material adverse effect on our business, financial condition and results of operations.

 The information which appears on our web site is not part of this prospectus.

     When used in this prospectus the terms "Finotec Group", "we", "us" or "our" refers to Finotec Group, Inc., a Nevada corporation and its subsidiaries.



                                  RISK FACTORS

     An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.


                          RISKS RELATED TO OUR COMPANY


          We have limited operating history upon which you may evaluate our operations.

     Our e-commerce marketplaces are in the early stages of their development and have little operating history. Accordingly, we have limited operating history upon which you may evaluate our business and prospects. Because our management team as a unit is relatively new, it also has a very limited track record upon which you can make an evaluation. In addition, our revenue model is relatively new and because of our lack of operating history, period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as e-commerce. Our failure to address these risks successfully could materially and adversely affect our business and operations.

     We anticipate that we will need to raise funds from additional financings in the future. Any financings may result in dilution to our existing shareholders. The terms of any future financings may impose restrictions on the manner in which we conduct our business, such as controlling future decisions by us to make capital expenditures, acquisitions or significant asset sales. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our services to customers, take advantage of future opportunities for strategic alliances, grow our business, support our increasing operating expenses or respond to competitive pressures or unanticipated requirements, which would materially and adversely affect our business and operations.

          Instability in the middle east region may adversely affect our business.

     Political, economic and military conditions in Israel directly affect the Company's operations. The Company could be adversely affected by hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic or financial condition of Israel. These conditions could disrupt the Company's operations in Israel and its business, financial condition and results of operations could be adversely affected.



          Our success is dependent on retaining our current key personnel and attracting additional key and other personnel, particularly in the areas of management, technical services and customer support.

     We believe that our success will depend on continued employment of our senior management team and key technical personnel for the development of our services. Their experience is important to the establishment of our business. The loss of any one of our key personnel could disrupt and negatively affect our business and operations. Our success also depends on having highly trained technical and customer support personnel.

     We have had and may continue to have difficulty attracting and employing additional members to our senior management team and sufficient technical and customer support personnel to keep up with our growth needs. This shortage could limit our ability to increase sales and to sell services. Competition for personnel is intense. If we cannot hire and retain suitable personnel to meet our growth needs, our business and operations will be negatively affected.

          Fluctuations in our quarterly results may adversely affect our stock price.

     Our quarterly operating results will likely vary significantly in the future. Our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

Our quarterly operating results may vary depending on a number of factors, including:

o    demand of buyers and sellers to use and transact business on our software

o actions taken by our competitors, including new product introductions, fee schedules, pricing policies and enhancements;

o    size and timing of sales of our services;

o    future acquisitions and our ability to control costs; and

o    general economic factors.

o We may not be able to protect our proprietary rights, and we may infringe on the proprietary rights of others.

         Copyright and patent risks; software license risks.

     While we seek to protect our technology, it is not possible for us to detect all possible infringements of our software, text, designs and other works of authorship. Also, copyright protection does not extend to functional features of software and will not be effective to prevent third parties from duplicating our software's capabilities through engineering research and development. In addition, our technology and intellectual property may receive limited or no protection in some countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work.

     We have not conducted searches to determine if our software infringes on any patents of third parties. If our software is found to infringe on the copyrights or patents of a third party, the third party or a court or other administrative body could require us to pay royalties for past use and for continued use, or to modify or replace the software to avoid infringement. We cannot assure you that we would be able to modify or replace the software.

     Any of these claims, with or without merit, could subject us to costly litigation, divert our technical and management personnel and materially and adversely affect our business and operations.

         Trademarks and service marks risks.

     Proprietary rights are important to our success and our competitive position. Although we seek to protect our proprietary rights both in the United States and abroad, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We may not be able to protect our domain names for our websites as trademarks because those names may be too generic or perceived as describing a product or service or its attributes rather than serving a trademark function.

     If we are unable to protect our proprietary rights in trademarks, service marks and other indications of origin, competitors will be able to use names and marks that are identical to ours or sufficiently similar to ours to cause confusion among potential customers. This confusion may result in the diversion of business to our competitors, the loss of customers and the degradation of our reputation. Litigation against those who infringe upon our service marks, trademarks and similar rights may be expensive. Because of the difficulty in proving damages in trademark litigation, it may be very difficult to recover damages.

     Except for a search for the name Finotec Group and Finotec Trading we have not conducted searches to determine whether our service marks, trademarks and similar items may infringe on the rights of third parties. Despite having searched a mark, there may be a successful assertion of claims of trademark or service mark infringement. If a third party successfully asserts claims of trademark, service mark or other infringement, the third party or a court or other administrative body may require us to change our service marks, trademarks, company names, the design of our sites and materials and our Internet domain name (web address), as well as to pay damages for any infringement. A change in service marks, trademarks, company names, the design of our sites and materials and Internet domain names may cause difficulties for our customers in locating us or cause them to fail to connect our new names and marks with our prior names and marks, resulting in loss of business.

          We may not be able to make future acquisitions and new strategic alliances, and, even if we do, such acquisitions and alliances may disrupt or otherwise negatively affect our business.

     Our business plan contemplates that we may make investments in complementary companies, technologies and assets. Future acquisitions are subject to the following risks:

o we may not be able to agree on the terms of the acquisition or alliance, such as the amount or price of our acquired interest;

o acquisitions and alliances may cause a disruption in our ongoing business, distract our relatively new management team and make it difficult to implement or maintain our systems, controls and procedures;

o we may acquire companies or make strategic alliances in markets in which we have little experience;

o we may not be able successfully to integrate the services, products and personnel of any acquisition or new alliance into our operations;

o we may be required to incur debt or issue equity securities to pay for acquisitions, which may be dilutive to existing shareholders, or we may not be able to finance the acquisitions at all; and

o our acquisitions and strategic alliances may not be successful, and we may lose our entire investment.

     In addition, we face competition from other parties, including large public and private companies, venture capital firms, and other companies, in our search for suitable acquisitions and alliances. Many of the companies we compete with for acquisitions have substantially greater name recognition and financial resources than we have, which may limit our opportunity to acquire interests in new companies, technologies and assets or create strategic alliances. Even if we are able to find suitable acquisition candidates or develop acceptable strategic alliances, doing so may require more time and expense than we expect because of intense competition.

          We must maintain positive brand name awareness.

     We believe that maintaining our brand name and the brand names is essential to expanding business. We also believe that the importance of brand name recognition will increase in the future because of the growing number of online companies that will need to differentiate themselves. Promotion and enhancement of our brand names will depend largely on our ability to provide consistently high quality software and related technology. If we are unable to provide software and technology of comparable or superior quality to those of our competition, the value of our brand name may suffer.

     The international nature of our business adds additional complexity and risks to our business.

     The nature of the foreign currency business brings us into contact with different countries and markets. We hope to expand further in international markets. Our international business may be subject to a variety of risks, including:

o    market risk or loss of uncovered transactions;

o    governmental regulation and political instability;

o    collecting international accounts receivable and income;

o    the imposition of barriers to trade and taxes; and

o difficulties associated with enforcing contractual obligations and intellectual property rights.

     These factors may have a negative effect on any future international operations and may adversely affect our business and operations.


          The interests of our significant shareholders may conflict with our interests and the interests of our other shareholders.

     Directors, officers and holders of more than 5% of the outstanding shares of Finotec common stock collectively own a significant share of the outstanding common stock. As a result of their stock ownership, one or more of these shareholders may be in a position to affect significantly our corporate actions, including, for example, mergers or takeover attempts, in a manner that could conflict with the interests of our public shareholders.

          Anti-takeover provisions and our right to issue preferred stock could make a third party acquisition of us difficult.

     Finotec is a Nevada corporation. Anti-takeover provisions of Nevada law may make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to our shareholders. In addition, our board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control. Preventing a change of control could adversely affect the market price of Finotec common stock and the voting and other rights of holders of Finotec common stock.

          Our common stock price is likely to be highly volatile.

     The market price of our common stock is likely to be highly volatile, as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Our shareholders may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to this volatility.

Factors that could cause this volatility may include, among other things:

o announcements of technological innovations and the creation and failure of online marketplaces;

o    actual or anticipated variations in quarterly operating results;

o    new sales formats or new products or services;

o    changes in financial estimates by securities analysts;

o    conditions or trends in the Internet and online industries;

o    changes in the market valuations of other Internet companies;

o announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

o    changes in capital commitments;

o    additions or departures of key personnel;

o    sales of our common stock; and

o    general market conditions.

Many of these factors are beyond our control.

          Risks Relating to Our E-Commerce Marketplaces



          We may not be able to compete effectively with other providers of e-commerce services.

     Competition for Internet products and services and e-commerce business is intense. As the market for e-commerce grows, we expect that competition will intensify, and Finotec will continue to compete with other technology companies and traditional service providers that seek to integrate on-line business technologies with their traditional service mix. Barriers to entry into the e-commerce environment are minimal, and competitors can launch websites and offer products and services at relatively low costs. The companies with which Finotec competes often have significantly greater name recognition and financial, marketing and other resources than Finotec which may place our e-commerce marketplaces at a disadvantage in responding to competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. If Finotec fails to differentiate itself from other Internet industry participants, the value of its brand name could decline, it may be unable to attract a critical mass of buyers and sellers, and its prospects for future growth would diminish, which could materially and adversely affect our business and operations.

          Concerns regarding security of transactions and transmitting confidential information over the Internet may adversely affect our e-commerce business.

     We believe that concern regarding the security of confidential information transmitted over the Internet, including, for example, business requirements, credit card numbers and other forms of payment methods, prevents many potential customers from engaging in online trading. If we do not add sufficient security features to future product releases, our services may not gain market acceptance or we may face additional legal exposure.


     Despite the measures we have taken in the areas of encryption and password or other authentication software devices, our infrastructure, like others, is potentially vulnerable to physical or electronic break-ins, computer viruses, hackers or similar problems caused by employees, customers or other Internet users. If a person circumvents our security measures, that person could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. These risks may require us to make significant investments and efforts to protect against or remedy security breaches, which would increase the costs of maintaining our websites.

          Our e-commerce capability depends on real-time accurate product information.

     We may be responsible for loading information into our database and categorizing the information for trading purposes. This process entails a number of risks, including dependence on our suppliers both to provide us in a timely manner with accurate, complete and current information and to update this information promptly when it changes. If our suppliers do not provide us in a timely manner with accurate, complete and current information, our database may be less useful to our customers and users and may expose us to liability. We cannot guarantee that the information available in our database will always be accurate, complete and current or comply with governmental regulations. This could expose us to liability or result in decreased acceptance of our products and services, which could have a material and adverse affect on our business and operations.

          Our market is characterized by rapid technological change, and we may not be able to keep up with such change in a cost-effective way.

     The e-commerce market is characterized by rapid technological change and frequent new product announcements. Significant technological changes could render our existing technology obsolete. If we are unable to respond successfully to these developments or do not respond in a cost-effective way, our business and operations will suffer. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, services and features of our products and services, by developing or acquiring new features to meet customer needs and by successfully developing and introducing new versions of our Internet-based e-commerce business software on a timely basis. The life cycles of the software used to support our e-commerce services are difficult to predict because the market for our e-commerce is new and emerging and is characterized by changing customer needs and industry standards. The introduction of on-line products employing new technologies and industry standards could render our existing system obsolete and unmarketable. If a new software language becomes the industry standard, we may need to rewrite our software to remain competitive, which we may not successfully accomplish in a timely and cost-effective manner.

     In addition, as traffic in our e-commerce business increases, we may need to expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to project accurately the rate of increase in our on-line businesses. We also may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our on-line businesses, which would have a material and adverse affect on our business and operations.

     An unexpected event, such as a power or telecommunications failure, fire or flood, or physical or electronic break-in at any of our facilities or those of any third parties on which we rely, could cause a loss of critical data and prevent us from offering services. If our hosting and information technology services were interrupted, including from failure of other parties' software that we integrate into our technology, our business and the businesses of our e-commerce marketplaces using these services would be disrupted, which could result in decreased revenues, lost customers and impaired business reputation for us and them. As a result, we could experience greater difficulty attracting new customers. A failure by us or any third parties on which we rely to provide these services satisfactorily would impair our ability to support the operations of our services and could subject us to legal claims.

     We cannot predict whether or to what extent any new regulation affecting e-commerce or our business will occur. New regulation could increase our costs. One or more states may seek to impose sales tax collection obligations on out-of-state companies like ours that engage in or facilitate e-commerce. A successful assertion by one or more states or any foreign country that we should collect sales and other taxes on our system could increase costs that we could have difficulty recovering from users of our websites.

          We may be subject to legal liability for publishing or distributing content over the Internet.

     Our e-commerce businesses may be subject to legal claims relating to the content of our on-line websites, or the distribution of content. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. The representations as to the origin and ownership of licensed content that we generally obtain may not adequately protect us.

     In addition, we draw some of the content provided in our on-line business communities from data compiled by other parties. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type or may not provide sufficient coverage. Costs from these claims would damage our business and limit our financial resources.

THE NATURE OF OUR BUSINESS RESULTS IN POTENTIAL LIABILITY TO CUSTOMERS

     Many aspects of the securities brokerage business, including online trading services, involve substantial risks of liability. In recent years there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. In particular, our proprietary order routing technology is designed to automatically locate, with immediacy, the best available price in completing execution of a trade triggered by programmed market entry and exit rules. There are risks that the electronic communications and other systems upon which these products and services rely, and will continue to rely, or our products and services themselves, as a result of flaws or other imperfections in their designs or performance, may operate too slowly, fail or cause confusion or uncertainty to the user. Major failures of this kind may affect all customers who are online simultaneously. Any such litigation could have a material adverse effect on our business, financial condition, results of operations and prospects.


     THERE ARE SEVERAL FACTORS THAT MAY CAUSE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH WOULD LIKELY RESULT IN SIGNIFICANT VOLATILITY IN OUR STOCK PRICE

Causes of such significant fluctuations may include, but are not limited to:

o    cash flow problems that may occur;

o the quality and success of, and potential continuous changes in, sales or marketing strategies (which have undergone significant change recently and are expected to continue to evolve) and the costs allocated to marketing campaigns and the timing of those campaigns;

o the size and frequency of any trading errors for which we ultimately suffer the economic burden, in whole or in part;

o changes in demand for our products and services due to the rapid pace in which new technology is offered to customers in our industry;

o costs or adverse financial consequences that may occur with respect to regulatory compliance or other regulatory issues, particularly relating to laws, rules or regulations that may be enacted with a focus on the active trader market; and

o general economic and market factors that affect active trading, including changes in the securities and financial markets.

                        RISKS RELATED TO OUR COMMON STOCK

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

     Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics.

Although we have adopted a Code of Ethics, we have not yet adopted all of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We presently do not have any independent directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

     Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called. In addition, our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common stockholders.


IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

     It is possible that the selling security holders will offer all of the shares for sale. Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN OUR STOCK IS LIMITED. BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY.

     The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment. In addition, the trading price of our common stock will likely be less than $5.00 per share, meaning our common stock will be considered a "penny stock", and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors". Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Since 2002 our common stock has been quoted on the OTCBB under the symbol FTGI. The trading symbol of our common stock was changed in connection with the transaction with Finotec, Ltd. as described elsewhere herein. Prior thereto, our common stock was quoted on the OTCBB under the symbol "OLGC". The reported high and low sales prices for the common stock as reported on the OTCBB are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions..


                                            High               Low
                                            -----              ----
                  2006
                  -----
                  First Quarter             n/a                n/a

                  Second Quarter            n/a                n/a

                  Third Quarter             n/a                n/a

                  Fourth Quarter            n/a                n/a

                  2005
                  -----
                  First Quarter             n/a                n/a

                  Second Quarter            n/a                n/a

                  Third Quarter             n/a                n/a

                  Fourth Quarter            n/a                n/a

     On May 8, 2007, the last sale price of our common stock as reported on the OTCBB was not available. As of May 8, 2007, there were approximately 4,586 record owners of our common stock.

DIVIDEND POLICY

     We have never paid cash dividends on our common stock. Under Nevada law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.


SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The Company approved a new stock option plan on May 9, 2007 and authorized 18,000,000 shares to be issued under the Plan at fair market value. At the current time none of the 18,000,000 shares have been issued.



                                 USE OF PROCEEDS

     We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds that we receive from the exercise of any outstanding options will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding options will be exercised.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

     The Company currently develops via its subsidiaries, markets and operates a software system delivering foreign exchange, commodities, Futures (CFD's) investment services to the general public via the internet. The Company has developed and operates an Internet-based brokerage firm for professional and serious active individual traders in the foreign currency market. The Company's brokerage firm offers an electronic trading platform which seamlessly integrates strategy trading tools, historical and streaming real-time market data, and direct-access order-routing and execution. Direct-access trading means, with respect to transactions in spot foreign exchange transactions, direct Internet connections to Finotec's electronic platform where Finotec acts as a market maker for its customers based on the prices traded in the Interbank market and OTC. With respect to forward foreign exchange transactions, it means that Finotec offers non-deliverable futures currency contracts that Finotec usually clears itself using Finotec technology and the futures clearing firm's online execution system which implements an electronic order placement and execution. When there is no compensation inside the system with its customers, Finotec turns to other institutions to clear the contract. The Company offers its customers spot trading through the Internet and is currently exploring the possibility of offering the trading of futures contracts as well as other financial instruments to its customers.

     Under the Company's business model, the Company seeks recurring revenues by offering, through its financial software product, Forexcash (and its planned enhanced versions), spread-earning based brokerage services with no commission and no cost to its customers. Forexcash is a front and back office market maker application for online real-time trading in foreign currencies. The Company intends to use its capability to provide strategy trading tools, and the unique quality and functionality of those tools, to build a high-quality brokerage customer base of institutional, professional and serious active individual traders. The Company also intends to sell licenses to its trading system. The Company also intends to provide training in online foreign currency trading as well as offer its customers the option of wireless trading of foreign currencies.


     The Company has recently opened subsidiaries in Poland, the U.S. and the U.K. Our business model for the Company envisions the opening of additional subsidiaries in other countries. We intend for these subsidiaries to provide the Company's services in the respective countries in which they are located. We intend to raise financing in the upcoming year in order to finance the opening of new subsidiaries in additional countries. We intend to utilize resources available to us by virtue of our public company status to provide the necessary working capital to our subsidiaries to enable them to grow their businesses and operations. In October 2006 the Company incorporated its subsidiary, Finotec USA, Inc. in the U.S. In November 2006 the Company incorporated its subsidiary Finotec Trading Polska, S.A. in Poland, in November 2006 the Company incorporated its subsidiary Finotec USA, Inc. in the state of Delaware in the United States and in January 2007 the Company formed its subsidiary Finotec Trading UK Limited in England.


     During fiscal 2007 and beyond we will face a number of challenges in growing our business, including integrating the operations of subsidiaries in various countries and developing the operations of our newly formed subsidiaries. We will need to raise additional working capital to provide funds for our subsidiaries to enable each to grow its business and operations. During fiscal 2007 we will also work with the new management of the subsidiaries to identify strategies to maximize the potential of the subsidiary companies. These strategies may take the form of an investment for a new physical branch, increase in operating capacity, upgrading of existing facilities, marketing, hiring and training of additional workforce personnel, or acquiring assets complimentary to these companies. As a result of the rapid growth of our company since the second quarter of fiscal 2006, we also face challenges related to hiring and training the necessary personnel to manage these operations.


CRITICAL ACCOUNTING POLICIES

     A summary of significant accounting policies is included in Note 2 to the accompanying financial statements appearing later in this prospectus. We believe that the application of these policies on a consistent basis enables our company to provide useful and reliable financial information about the company's operating results and financial condition. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     We account for stock options issued to employees in accordance with the provisions of SFAS No. 123(R), "Share-Based Payment". In December 2004, the FASB issued SFAS No. 123(R) which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share based compensation arrangements based on the grant date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options, restricted share plans, performance based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or "SAB107". SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS123. Effective January 1, 2007, we fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. We apply this statement prospectively. The valuation of such share based payments requires significant judgment. We exercise our judgment in determining the various assumptions associated with the associated share based payments as well as the expected volatility related to their fair value. We base our estimate of the share based payments on our interpretation of the underlying agreements and historical volatility of our stock price.

     We account for our investment in equity securities pursuant to Statement of Financial Accounting Standards ("SFAS") No.115. This standard requires such investments in equity securities that have readily determinable fair values be measured at fair value in the balance sheet and that unrealized holding gains and losses for investments in available for sale equity securities and investments in trading equity securities be recorded as a component of stockholders' equity and statement of operations, respectively. Furthermore, it provides that if factors lead us to determine that the fair value of certain financial instruments is impaired, that we should adjust the carrying value of such investments to its fair value.

REVENUE RECOGNITION

     Finotec acts as a market maker for its customers based on the prices traded in the Interbank market, and recognizes a loss or revenue when customers close transactions in foreign currencies. When there is no compensation inside the system with its customers, Finotec turns to other institutions to clear the contracts and recognizes a loss or revenue from actions in derivative financial instruments.



RESULTS OF OPERATIONS

     We believe that we will start generating larger amounts of revenue in the coming fiscal year due to the sales and products infrastructure which we have been attempting to create over the past year. Our expense levels are based upon our expectations concerning future revenue. Thus, quarterly revenue and results of operation are difficult to project.

OVERALL

     Net gain from foreign currency future operations was $7,879,517, for the year ended January 31, 2007. There were net gains of $3,697,809 from foreign currency future operations for the year ended January 31, 2006. This increase of $4,181,708 is due to the Company developing and expanding the foreign currency trading on their software, and due to the growth of customers trading via its system.


OPERATING EXPENSES

     RESEARCH AND DEVELOPMENT. Research and development expenses include expenses associated with the development of new products, services and technology; enhancements to existing products, services and technology; testing of products and services; and the creation of documentation and other training and educational materials. The Forexcash Global Trading, Ltd. Subsidiary owns all intellectual property rights relating to our business. Research and development expenses were $114,077 for the year ended January 31, 2007, and $82,511 for the year ended January 31, 2006, an increase of $31,566. This increase was due to the continuing development of the Company's business.


     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee-related costs for administrative personnel such as executive, human resources, information technology employees; telecommunications; rent; marketing; other facility expenses; and insurance. General and administrative expenses were $5,726,476 for the year ended January 31, 2007, and $2,704,403 for the year ended January 31, 2006, an increase of $3,022,073 due primarily to the Company's continuing development of its business, significant increase in the number of employees and the acquisition of new computers, software,new offices, office furniture and equipment.

Liquidity and Capital Resources

     The Company's cash balance increased by $2,331,723 from a cash balance at January 31, 2006 of $3,163,221 to $5,494,944 at January 31, 2007. The increase is primarily attributable to an increase in cash provided by operating activities offset by cash used in financing activities and cash used in investing activities.


Net cash provided by operating activities amounted to $2,743,534 for the year ended January 31, 2007, while net cash provided by operating activities was $1,786,030 for the year ended January 31, 2006, an increase of $957,504. The increase in net cash provided by operating activities primarily resulted from an increase in net profits and an increase in customers deposits.

Net cash used in investing activities for the year ended January 31, 2007, was $281,498 while it was $122,273 used in investing activities for the year ended January 31, 2006, an increase of $159,225. The cash used in investing activities for the year ended January 31, 2007, primarily resulted from the acquisition of property and equipment.

The Company had cash used in financing activities of $132,798 during the year ended January 31, 2007 compared to net cash used in financing activities of $77,991 during the year ended January 31, 2006, an increase of $54,807. This increase resulted primarily from the purchase of treasury shares.

     Our future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of our products, competing technological and market developments, and the development of strategic alliances for the development and marketing of our products. The

Company has sufficient funds to satisfy their cash requirements until February, 2008 assuming the monthly expenses of the Company at $550,000. Of our $550,000 monthly expense, we foresee $170,000 covering the management and administration of the Company with $380,000 covering the activity and operation of the Company. The Company intends to try to obtain additional funds when necessary through equity or debt financing, strategic alliances with corporate partners and others, or through other sources. In the event Finotec's plans change or its assumptions change or prove to be inaccurate or the funds available prove to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), Finotec could be required to obtain additional funds earlier than expected. Finotec does not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to further delay, scale-back, or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products, or potential markets. If adequate funds are not available, Finotec's business, financial condition, and results of operations will be materially and adversely affected.

                                  OUR BUSINESS



     The Company currently develops, markets and operates a software system delivering foreign exchange investment services to the general public via the internet. The Company has developed and operates an Internet-based brokerage firm for professional and serious active individual traders in the foreign currency market. The Company's brokerage firm offers an electronic trading platform which seamlessly integrates strategy trading tools, historical and streaming real-time market data, and direct-access order-routing and execution. Direct-access trading means, with respect to transactions in spot foreign exchange transactions, direct Internet connections to Finotec's electronic platform where Finotec acts as a market maker for its customers based on the prices traded in the Interbank market. With respect to forward foreign exchange transactions, it means that Finotec offers non-deliverable futures currency contracts that Finotec usually clears itself using Finotec technology and the futures clearing firm's online execution system which implements an electronic order placement and execution. When there is no compensation inside the system with its customers, Finotec turns to other institutions to clear the contract. The Company offers its customers spot trading through the Internet and is currently exploring the possibility of offering the trading of futures contracts as well as other financial instruments to its customers.

     Under the Company's business model, the Company seeks recurring revenues by offering, through its financial software product, Forexcash (and its planned enhanced versions), spread-earning based brokerage services with no commission and no cost to its customers. Forexcash is a front and back office market maker application for online real-time trading in foreign currencies. The Company intends to use its capability to provide strategy trading tools, and the unique quality and functionality of those tools, to build a high-quality brokerage customer base of institutional, professional and serious active individual traders. The Company also intends to sell licenses to its trading system. The Company also intends to provide training in online foreign currency trading as well as offer its customers the option of wireless trading of foreign currencies.

     Industry


Over the past decade, the volume of trading in the world's foreign exchange market has grown dramatically. The average daily trading volume is more than $3 billion dollars. Recently, even more dramatic than the growth in the foreign exchange markets, has been the explosive growth of direct-access trading through electronic marketplaces. We believe that one of the reasons for this explosive growth is the growing presence of direct-access trading solutions.

     We believe that technological innovation, including development of sophisticated trading software tools, increased use of and reliance upon the Internet, proliferation of online financial market data and information, and market acceptance of electronic brokerage services, including direct-access brokerage services, will continue to stimulate increased online trading activity. We believe that direct access is expected to become the industry standard for online trading. The acquisitions by virtually every major online brokerage firm of direct-access technology underscores this reality.


     However, not all accounts are alike. Analysts have estimated that daily online trading volume is highly concentrated in the most actively-traded online accounts. The design of Forexcash has been focused on this "active trader" market, as well as professional and institutional traders, such as small-sized to mid-sized commercial banks.

     With the proliferation of online brokerage services (and, now, the more powerful and efficient direct-access online brokerage services), the increased accessibility to market data, and the rapidly-growing capabilities of the Internet, we believe that serious, active traders, professional and non-professional, are demanding powerful, Internet-based, real-time strategy trading platforms that are seamlessly integrated with the best-available order execution technology. We believe that these traders desire a complete, institutional-quality, Internet-based, trading platform that includes analytical tools which support the design and testing of custom trading strategies, the automation of those strategies in real-time, and the instantaneous execution of those strategies through state-of-the-art direct-access electronic order execution systems.



PRODUCTS AND SERVICES

Finotec Group Inc. is a holding company with no activities other than holding two wholly owned companies Finotec Trading Inc. and ForexCash Global Trading Ltd. These companies deal in two distinct areas:

     1.   Finotec Trading Inc - Market Trading and facilitation (brokerage); and
     2.   ForexCash Global Trading Ltd - Financial Technology development


Overview  - FINOTEC TRADING BROKERAGE SERVICES

     Finotec trading directly or via its subsidiaries offers online brokerage services, covering foreign currency transactions, using the Forexcash trading platform. Finotec's targeted customer base for foreign exchange brokerage services includes active individual, professional and institutional traders.

     Finotec Trading does not take a commission on its customers. It earns the spread between the Bid and Ask price when there is some compensation inside the system, or the price difference between the customers transaction price and the bank price. Finotec also runs a small portfolio of uncovered customers transactions.

BROKERAGE SERVICES

     Finotec offers online brokerage services, covering foreign currency transactions, through the Forexcash trading platform. Finotec's targeted customer base for foreign exchange brokerage services includes active individual, professional and institutional traders.

     Finotec rarely charges a commission on its customers' Foreign currency transactions. It earns the spread between the Bid and Ask price when there is some compensation inside the system, or the price difference between the customers transaction price and the bank price. Finotec also runs a small portfolio of uncovered customers transactions.

     In January 2002, we launched the Forexcash trading platform. The Forexcash service includes our strategy trading features and functions, streaming real-time charts and quotes, streaming news, state-of-the-art analytical charting, time and sales data, quote lists, option chains, market leaders data, profit/loss tracking, and wireless access.


SALES AND MARKETING


Offline marketing

The company attempts to reach the target customers through advertising campaigns for its products and services in the local financial papers, writing articles providing in depth market commentary on the specific company products, one day seminars, events and conventions and partnerships with local business schools.

Online Marketing

Online marketing will be preformed by advertising over the Internet, including campaigns in Google, business portals, search engines and other financial websites.


Partnerships

The company intends to enter into Franchising Agreements, Introducing Broker Agreements, Affiliate agreements and Licensing Agreements with local and European financial institutions whereby the institutions will refer clients to the company and receive a commission from the company for such referrals.


Finotec uses the services of various advertising companies to reach targeted customers through advertising campaigns. Finotec has in the past and intends in the future to develop partnerships with other companies to promote foreign exchange trading. We intend to negotiate with financial newspapers to set up news on foreign exchange trading in their newspapers or on their internet site.

     We also intend to negotiate with business schools to get them to offer foreign exchange and over the counter futures courses in their schools in association with our Company and using our trading platform.

DISTRIBUTION

     The Company is negotiating with brokerage houses to provide the brokerage firm's customers the ability to trade with our dealing room while sharing the income generated from the trading activity of their customers. The Company aims to further develop this system of forging relationships with Introducing Brokers on an international level. This use of the trading platform would allow introducing brokers to provide their customers access to the foreign currency market without the cost of running a trading room and developing an electronic trading system themselves.


Customer Money

All customer money is deposited in the Company custodian accounts in International banks in the U.S., United Kingdom and various territories All money is managed by the Company back office system in the Forexcash proprietary Customer Relations Management system.

As mentioned above Finotec uses several International banks as its global banking partner providing clients with a segregated bank account structure. In Israel, Bank Hapoalim and Bank Mizrachi hold client monies in trust in a segregated account. In Cyprus, Finotec uses Helenic and BNP Paribas bank as the client trust funds for clients all over the world.

OVERVIEW -- Forexcash

In January 2002, FInotec via its subsidiary Forexcash launched the Forexcash trading platform. The Forexcash service includes our strategy trading features and functions, streaming real-time charts and quotes, streaming news, state-of-the-art analytical charting, time and sales data, quote lists, option chains, market leaders data, profit/loss tracking, and wireless access.



     Forexcash is a front and back office market maker application for online real-time trading in the foreign currency market. Forexcash gives spot and forward transaction prices with real-time execution capabilities for most kinds of currency pairs. Currently we have implemented the most liquid currency pairs.

     Forexcash's application servers were developed in Java Sun. We believe the Java Sun application is compatible with most operating systems and using it provides us the opportunity to offer numerous advantages such as ready to use software where no installation is necessary. The Java Sun application assists with the security of the data transfers, the offering of real-time information and the technical analysis capabilities. The communication in the system between the client applet and the servers are encrypted with the RSA protocol based on an algorithm that we developed ourselves.


     MARKET DATA SERVICES.

     The real-time market data included in Forexcash are licensed from different content suppliers that include Reuters and Standard and Poors.


TECHNOLOGY DEVELOPMENT

     We believe that our success depends, in large part, on our ability to offer unique, Internet-based strategy trading technologies with state-of-the-art, intelligent direct-access order execution technologies, and continuously enhance those technologies, as well as develop and implement a well-designed and user-friendly Web site. We intend to consistently improve our system and implement new features and protocols. For instance, we are currently incorporating a new technology into our system that will give our system the benefit of more design capabilities in addition to not requiring downloads of plug-ins. By eliminating plug-ins, the customer will be able to access the trading platform through firewalls on the computer.

     We are also working to improve the style of the trading platform, making it more user-friendly. A further technological development we are exploring is adding chat capabilities to our system. This would allow our customers to communicate amongst themselves as well as with our traders. We are also working to improve our wireless technology which allows our customers to execute their trades directly from their cellular phones.

     To date, we have relied primarily on internal development of our products and services. We currently perform all quality assurance and develop user education and other training materials internally. In the future, we may continue to develop our technology internally or use outsourcing resources.

     The market for strategy trading tools, streaming real-time market data and news services, and online order execution services is characterized by: rapidly changing technology; evolving industry standards in computer hardware, programming tools and languages, operating systems, database technology and information delivery systems; changes in customer requirements; and frequent new product and service introductions and enhancements. Our success will depend in part upon our ability to develop and maintain competitive technologies and to develop and introduce new products, services and enhancements in a timely and cost-effective manner that meets changing conditions such as evolving customer needs, existing and new competitive product and service offerings, emerging industry standards and changing technology. There can be no assurance that we will be able to develop and market, on a timely basis, if at all, products, services or enhancements that respond to changing market conditions or that will be accepted by customers. Any failure by us to anticipate or to respond quickly to changing market conditions, or any significant delays in the introduction of new products and services or enhancements could cause customers to delay or decide against the use of our products and services and could have a material adverse effect on our business, financial condition and results of operations.

     CUSTOMER SUPPORT AND TRAINING

     We provide client services and support and product-use training in the following ways:

     CUSTOMER SERVICES AND SUPPORT. Finotec provides telephone customer services to its brokerage customers through a customer services team. Technical support to subscription and brokerage customers who use Forexcash is provided by Finotec's technical support team via telephone, electronic mail and fax.

     PRODUCT-USE TRAINING. We consider user education important to try to help our customers increase their ability to use our products and services fully and effectively. The majority of our training materials consist of extensive online documentation and technical assistance information on our Web sites so that our customers may learn to use and take full advantage of the sophisticated technology of Forexcash.


COMPETITION

     The market for foreign exchange online brokerage services is intensely competitive and rapidly evolving, and there appears to be substantial consolidation in the industry of online brokerage services, Internet-based real-time market data services, and trading analysis software tools. We believe that due to the current and anticipated rapid growth of the market for integrated trading tools, real-time market data and online brokerage services, competition, as well as consolidation, will substantially increase and intensify in the future. We believe our ability to compete will depend upon many factors both within and outside our control, including: pricing; the timing and market acceptance of new products and services and enhancements developed by us and our competitors; our ability to design and support efficient, materially error-free Internet-based systems; market conditions, such as recession; product and service functionality; data availability; ease of use; reliability; customer service and support; and sales and marketing efforts.

     We face direct competition from several publicly-traded and privately-held companies, principally online brokerage firms, including providers of direct-access order execution services. Our competitors include many foreign exchange online brokerage firms currently active in the United States. Many online brokerage firms currently offer direct-access service.

     Many of our existing and potential competitors, which include online discount and traditional brokerage firms, and financial institutions that are focusing more closely on online services, including direct-access services for active traders, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we do. Further, there is the risk that larger financial institutions which offer online brokerage services as only one of many financial services may decide to use extremely low commission pricing in the foreign currency market to acquire and accumulate customer accounts and assets to derive interest income and income from their other financial services. We do not currently offer other financial services; therefore, such pricing techniques, should they become common in our industry, could have a material, adverse effect on our results of operations, financial condition and business model.

     Generally, competitors may be able to respond more quickly to new or emerging technologies or changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than we do. There can be no assurance that our existing or potential competitors will not develop products and services comparable or superior to those developed and offered by us or adapt more quickly than us to new technologies, evolving industry trends or changing customer requirements, or that we will be able to timely and adequately complete the implementation, and appropriately maintain and enhance the operation, of our business model. Increased competition could result in price reductions, reduced margins, failure to obtain any significant market share, or loss of market share, any of which could materially adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition and results of operations.



INTELLECTUAL PROPERTY

Our success is and will be heavily dependent on proprietary software technology, including certain technology currently in development. We view our software technology as proprietary, and rely, and will be relying, on a combination of trade secret and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to establish and protect our proprietary rights. We have obtained trademark registrations for the Finotec and Forexcash mark.

     Despite our efforts to protect our proprietary rights, unauthorized parties copy or otherwise may obtain, use or exploit our software or technology independently. Policing unauthorized use of our software technology is difficult, and it is extremely difficult to determine the extent to which piracy of software technology exists. Piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries, including some in which we may attempt to expand sales efforts. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

     There has been substantial litigation in the software industry involving intellectual property rights. We do not believe that we are infringing, or that any technology in development will infringe, the intellectual property rights of others. The risk of infringement by us is heightened with respect to our business model technology, as that technology has not stood any significant test of time. There can be no assurance that infringement claims would not have a material adverse effect on our business, financial condition and results of operations. In addition, to the extent that we acquire or license a portion of the software or data included in our products or services from third parties ( data is licensed from third parties), or market products licensed from others generally, our exposure to infringement actions may increase because we must rely upon such third parties for information as to the origin and ownership of such acquired or licensed software or data technology. In the future, litigation may be necessary to establish, define, enforce and protect trade secrets, copyrights, trademarks and other intellectual property rights. We may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation could be costly and divert management's attention, which could have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, which could be expensive, or prevent us from selling our products or services or using our trademarks, any one of which could have a material adverse effect on our business, financial condition and results of operations.



GOVERNMENT REGULATION

     The Commodity Futures Trading Commission ("CFTC") regulates the foreign currency futures market in the United States. Currently, the spot foreign currency market in the United States is unregulated and therefore our Company is not under any requirement to register. However, to increase the trustworthiness and respectability of the Company, we intend to have our subsidiary, Finotec Trading, Inc. register with the National Futures Association ("NFA") as a Futures Commission Merchant (FCM).

     Finotec's mode of operation and profitability may be directly affected by: additional legislation; changes in rules promulgated by the Commodity Futures Trading Commission, the National Futures Association, the Board of Governors of the Federal Reserve System, the various stock and futures exchanges and other self-regulatory organizations; and changes in the interpretation or enforcement of existing rules and laws, particularly any changes focused on online brokerage firms that target an active trader customer base.

     Governmental concern is focused in two basic areas: that the customer has sufficient trading experience and has sufficient risk capital to engage in active trading. Finotec requires a $200 opening balance to open an account with us. We believe Finotec's minimum suitability requirements, as well as the extensive user education documentation and tutorials offered on its Web site, are consistent with the rules and regulations concerning active trading.

     It is possible that other agencies will attempt to regulate our current and planned online and other electronic service activities with rules that may include compliance requirements relating to record keeping, data processing, other operation methods, privacy, pricing, content and quality of goods and services as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress had held hearings on whether to regulate providers of services and transactions in the electronic commerce market. As a result, federal or state authorities could enact laws, rules or regulations, not only with respect to online brokerage services, but other online services we provide or may in the future provide. Such laws, rules and regulations, if and when enacted, could have a material adverse effect on our business, financial condition, results of operations and prospects.

EMPLOYEES

     As of January 31, 2007, we had 59 full-time employees. Our employees are not represented by any collective bargaining organization, and we have never experienced a work stoppage and consider our relations with our employees to be good.

     Our future success depends, in significant part, upon the continued service of our key senior management, technology and sales and marketing personnel. The loss of the services of one or more of these key employees could have a material adverse effect on us. There can be no assurance that we will be able to retain our key personnel. Departures and additions of personnel, to the extent disruptive, could have a material adverse effect on our business, financial condition and results of operations.


Regulation Poland
The Polish Commission ("PoliSec") regulates the foreign currency, futures and options market in the Poland. The Company, will register with the Polisec to receive Brokerage license to be a market maker for foreign currency transactions, commodities, options and CFD's.

Regulation UK
The group is also looking into obtaining approval by the FSA. The Financial Services Authority ("FSA") regulates all financial services in the UK. A subsidiary of Finotec Trading, Inc., Finotec Trading UK Plc. ("Finotec UK"). FInotec UK intends to file an application for a category "A" license with the FSA in February as a market maker in foreign currency transactions, commodities and options and CFD's.



OUR HISTORY

     Finotec Group, Inc. (the "Company" or "Finotec") was formed under the laws of Nevada on October 8, 1987, under the name "Condor West Corporation" for the purpose of implementing an initial distribution of its stock and thereafter to seek operating businesses as potential candidates for acquisition or other forms of combination. The Company had no operations for a period of over three years when it did a share for share merger and became Online International Corporation in September, 1999. As Online International Corporation the Company was in the business of designing, printing, and manufacturing lottery tickets and play slips for automated on-line contractors and on track and off-track betting until May 10, 2000 when the Board of Directors formalized its decision to discontinue operations. On July 17, 2000 the Company sold all of its assets for a combination of cash, notes and the assumption of debts by the purchasers. On August 9, 2001, the Company purchased Finotec, Ltd. (formerly known as Priory Marketing Ltd.) in exchange for 21,500,000 common shares, representing approximately 62% of the Company's issued and outstanding voting shares. The consideration paid by the Holding Company ("Finotec, Ltd.") in exchange for the stock of the Registrant was all of the outstanding capital stock of Finotec,

Ltd., an Isle of Man company. The Company owns 99.7% of the issued and outstanding shares of capital stock of Forexcash Global Trading Ltd. ("Forexcash"), an Israeli company, which is the owner of certain software, equipment, intellectual property and contracts. Via Forexcash, the Company is in the business of developing and marketing software for electronic trading of foreign currency through the Internet. In February, 2002, the Company changed its name to Finotec Group, Inc. to better reflect its current business operations.

     The Company currently develops, markets and operates a software system delivering foreign exchange investment services to the general public via the internet. The Company has developed and operates an Internet-based brokerage firm for professional and serious active individual traders in the foreign currency market. The Company's brokerage firm offers an electronic trading platform which seamlessly integrates strategy trading tools, historical and streaming real-time market data, and direct-access order-routing and execution. Direct-access trading means, with respect to transactions in spot foreign exchange transactions, direct Internet connections to Finotec's electronic platform where Finotec acts as a market maker for its customers based on the prices traded in the Interbank market. With respect to forward foreign exchange transactions, it means that Finotec offers non-deliverable futures currency contracts that Finotec usually clears itself using Finotec technology and the futures clearing firm's online execution system which implements an electronic order placement and execution. When there is no compensation inside the system with its customers, Finotec turns to other institutions to clear the contract. The Company offers its customers spot trading through the Internet and is currently exploring the possibility of offering the trading of futures contracts as well as other financial instruments to its customers.

     Under the Company's business model, the Company seeks recurring revenues by offering, through its financial software product, Forexcash (and its planned enhanced versions), spread-earning based brokerage services with no commission and no cost to its customers. Forexcash is a front and back office market maker application for online real-time trading in foreign currencies. The Company intends to use its capability to provide strategy trading tools, and the unique quality and functionality of those tools, to build a high-quality brokerage customer base of institutional, professional and serious active individual traders. The Company also intends to sell licenses to its trading system. The Company also intends to provide training in online foreign currency trading as well as offer its customers the option of wireless trading of foreign currencies.

Properties

     The Company's Marketinig and Sales business is located at Industry Building, Hamered 29 P.O. Box 50219 61501 Tel Aviv, Israel. There, via an agreement by Forexcash Global Trading Ltd. (which is a 99.7% owned subsidiary of Finotec Ltd. a wholly owned subsidiary of the Company) the Company rents 310 square meters of office space.

The company also has management and technology offices in Jerusalem at 5 Nahum Hezedi Street There, via an agreement by Forexcash Global Trading Ltd. (which is a 99.7% owned subsidiary of Finotec Ltd. a wholly owned subsidiary of the Company) the Company rents 265 square meters of office space.

The company also rents 260 square meters of offices in Limassol, Cyprus at 1 Griva Digheni& Chrysanthou Street.

Rent expense for the fiscal year ended January 31, 2007 was $99,500.

Legal Proceedings

In May, 2004, the Tel-Aviv Stock Exchange Ltd. ("the Stock Exchange") submitted a claim against the Company for a permanent and temporary restraining order to prevent the Company from using the Tel-Aviv 25 Index and/or any other index owned by the Stock Exchange as part of the Company's online trading at its website. The Company claimed that the Stock Exchange does not have copyrights regarding the indexes and that it did not mislead the public in any way.

The Company answered the claim for a temporary restraining order, and in June, 2004, the Court accepted the Company's claim. In August, 2005, the Stock Exchange appealed to the Supreme Court, and thereafter the Company submitted its response to the appeal. The Supreme Court accepted the company's claim. The case is scheduled for a preliminary hearing on April 29, 2007.

Management does not expect this claim to have a material effect on the Company's financial position or results of operations.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     On August 9, 2001 (the "Merger Date") Finotec Group, Inc., formerly Online International Corporation ("Finotec Group"), a Nevada corporation without significant operations, acquired all of the outstanding shares of Finotec Ltd. ("Finotec Ltd.") (formerly Priory Marketing Ltd.), an Isle of Man company. The transaction was effected by the issuing of 21,500,000 shares of Finotec Group common stock to the stockholders of Finotec Ltd. This resulted in the former Finotec Ltd. stockholders owning approximately 61.5% of the outstanding shares of Finotec Group. For financial reporting purposes, the transaction was recorded as a recapitalization of Finotec Ltd., with Finotec Group receiving the $1,320,363 net assets (assets of $1,404,636 less liabilities of $84,273) of Finotec Group as a capital contribution. Finotec Ltd. is the continuing surviving entity for accounting purposes, but is adopting the capital structure of Finotec Group, which is the continuing parent entity for legal purposes. All references to common stock have been restated to reflect the equivalent number of Finotec Group shares.

     Finotec Ltd. was formed in December 2000 and it acquired 99.7% of the outstanding stock of Forexcash Global Trading Ltd. ("Forexcash"), an Israeli corporation, which had been incorporated on June 23, 1998. This transaction is treated as a recapitalization of Forexcash with Forexcash as the continuing accounting entity and Finotec as the continuing parent for legal purposes.

     On May 21, 2004, the Company's board of directors approved the merger of Finotec, Ltd. Into Finotec Group, Inc. canceling all the outstanding shares of Finotec, Ltd. Finotec Group, Inc. was the surviving company.

     There have been no other material transactions, series of similar transactions, or currently proposed transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to the Company to own of record or beneficially more than five percent of the Company's Common Stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

CERTAIN BUSINESS RELATIONSHIPS

     In January, 2003 the Company borrowed $30,000 from Dunleigh Investments Limited, a company whose shareholder is also a shareholder in Finotec Inc. The loan bears interest at the rate of 4% and is payable on demand.

     In April 2006, the Company's board of directors approved a stock repurchase under which the Company may repurchase up to 2,687,500 million of the Company's ordinary shares. Through July 31, 2006, the Company repurchased an aggregate of 2,687,500 ordinary shares at an aggregate cost of $172,500 from a shareholder of the Company.

     There have been no other material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to the Company to own of record or beneficially more than five percent of the Company's Common Stock, or any member of the immediate family of any of the foregoing persons, had a material interest other than listed in this Form 10K.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    NAME             AGE     POSITIONS

Didier Essemini      ___     CEO, Chairman of the Board of Directors
Guy Senbel           ___     Director
Gil Ovadia           ___     Director
Victor Essemini      ___     Director
Albert Layani        ___     Director
Guy Elhanani         ___     Chief Financial Officer

Didier Essemini

     Mr. Essemini is the President and a Director for the Company. Mr. Essemini graduated from the Sorbonne University in Paris with an MBA. He worked at Bank Hapoalim in Israel from 1994 to 1998. In 1998 Mr. Essemini started a brokerage company and implemented a front end internet solution for currency trading known as "Forexcash". Today Forexcash is a fully owned subsidiary of the Company.

Guy Senbel

     Mr. Senbel is the Secretary and a Director for the Company. Mr. Senbel was President of the holding company of BS Decoration. Mr. Senbel attended University in France.

Gil Ovadia

     Mr. Ovadia is a director of the Company. Mr. Ovadia graduated with degrees in Law & Economics from Keele University (UK). Mr. Ovadia has worked as a Solicitor in London for the last 12 years. Mr. Ovadia founded Silvergate Management Ltd. a property and financial services company which provides property and corporate management services.


Victor Essemini

Mr Essemini has extensive experience of human resources management, as manager of a medical analysis laboratory for 20 years and management of the analysis department of the biggest laboratory in Paris Laboratoire Deloy

Albert Layani

Mr Albert Layani was the founder of one of the biggest textile distribution stores with 92 stores in France and another 26 in Israel under the brands Fly and Makin.

                           SUMMARY COMPENSATION TABLE
                           --------------------------



The following table sets forth the compensation paid during the fiscal year ended January 31, 2007, to the Company's Chief Executive Officer and each of the Company's officers and directors. No other person received compensation equal to or exceeding $100,000 in fiscal 2006.

                                         Annual Compensation                   Awards                 Payouts
                                         -------------------                   ------                 -------
                                                            Other                                               All
                                                            Annual     Restricted   Securities                  Other
                                                            compen-      Stock      Underlying      LTIP       Compen-
                                                            sation      Award(s)    Options/SAR    Payouts     sation
Name and Principal Position    Year   Salary ($)  Bonus ($)  ($)           ($)          (#)          ($)         ($)
---------------------------    ----   ----------  ---------  ---           ---          ---          ---         ---

Didier Essemini
President,
Director                       2006   $162,000    $377,000    -0-          -0-          -0-          -0-         -0-


Guy Senbel
Director                       2006      -0-         -0-      -0-          -0-          -0-          -0-         -0-


Gil Ovadia
Director                       2006      -0-         -0-      -0-          -0-          -0-          -0-         -0-


                             PRINCIPAL STOCKHOLDERS

     At May 8, 2007 we had 65,315,741 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of May 29, 2007 by:

          o each person known by us to be the beneficial owner of more than 5% of our common stock;
          o    each of our directors;
          o    each of our executive officers; and
          o our executive officers, directors and director nominees as a group.

                                      AMOUNT AND
                                      NATURE OF
                                      BENEFICIAL     PERCENTAGE
NAME OF BENEFICIAL OWNER              OWNERSHIP      OF CLASS
------------------------              ---------      --------
Shares Beneficially Owned
                                      -------------------------
                                                     Percentage
Directors and Executive Officers      Shares Held    Owned (1)
--------------------------------      -----------    ---------

Didier Essemini                        34,175,983        55%


Guy Senbel                              2,302,650         3%

Gil Ovadia                            option to purchase 100,000 shares

Directors and Officers as a Group      38,478,633        58%

(1) Percentage of ownership is based on 65,315,741 shares of Common Stock issued and outstanding as of January 31, 2007.

BENEFICIAL OWNERS OF OVER 5%
----------------------------

Gan Paradis Ltd. owns 6,115,000 unregistered Shares or 9% of the Company.

Registered Office
Kings Court
PO Box N-3944
Bay Street
Nassau, Bahamas

Director
Allistair Matthew Cunningham


3,057,500 of Didier Essemini's 34,175,983 shares consist of his 50% ownership of Gan Paradis Ltd.


Pras Holding Ltd. owns 3,356,151 Registered shares or 5% of the Company

5th Floor Steam Paket House
70 Cross Street
Manchester
England M2 4JU


On May 8, 2003, the Company's Board of Directors passed a resolution to issue the Chief Executive Officer an option for 33,018,483 shares of the Company's common stock, and to issue the Chief Operating Officer an option for 2,000,000 shares of the Company's common stock. The options were contingent upon approval of the majority of the stockholders. There was a shareholders meeting on March 17, 2004, and a majority of the shareholders voted in support of issuing the option. In addition, the Company placed before the stockholders a motion to amend the Company's Employee Stock Option Plan to increase the number of options available under the Plan. This motion was also approved. The Registrant awarded Mr. Essemini 33,018,483 options to purchase common stock at an exercise price of $0.001 per share. On January 27, 2007 Mr. Essemini exercised the options for 33,018,483 shares of Common Stock of the Company.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, 0 shares of preferred stock, par value $.001 per share. At May 8, 2007 we had 65,315,741 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

     Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

     Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

     The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.


TRANSFER AGENT

     Our transfer agent is Atlas Stock Transfer located at 5899 Salt Lake City 84107, Utah, and its telephone number is (801) 266-7151.

                            SELLING SECURITY HOLDERS

         At January 11, 2007 we had 65,315,741 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of 51,930,983 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:



         The following table sets forth:

         o  the name of each selling security holder,
         o  the number of shares owned, and
         o the number of shares being registered for resale by the selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

                                                                           Shares    Percentage
                                     Number     Percentage                  to be       to be
                                       of         owned          Shares     owned       owned
                                     Shares       before         to be      after       after
Name of Selling Security Holder      Owned       offering       offered    offering    offering
-------------------------------      -----       --------       -------    --------    --------

Gan Paradis Ltd.                   6,115,000        9.36       6,115,000     0           0
Didier Essemini                   31,018,483       47.49      31,018,483     0           0
Paradis Global Ltd.                1,720,000        2.63       1,720,000     0           0
Winall Holding Ltd.                1,720,000        2.63       1,720,000     0           0
Guy Senbel                         2,311,232        3.53       2,311,232     0           0
Fred Grieco                        1,505,634        2.30       1,505,634     0           0
Jloup Attali                       1,505,634        2.30       1,505,634     0           0
Steeve Revah                       1,075,000        1.64       1,075,000     0           0
Lotus Invest Ltd.                  1,050,000        1.60       1,050,000     0           0
Regent .Ltd                        2,000,000        3.06       2,000,000     0           0
Sea Pen Ltd.                       1,050,000        1.60       1,050,000     0           0
Oritz Ltd.                           500,000         .76         500,000     0           0
Heled + Oselka Trustee               100,000         .15         100,000     0           0
David Kretzmer                       100,000         .15         100,000     0           0
Cyril Cohen                           80,000         .12          80,000     0           0
Serge Abend                           80,000         .12          80,000     0           0


     TOTAL: 51,930,983



         None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

GENERAL

         Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

          o    any other method permitted pursuant to applicable law.


     The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.


     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that he/it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

     Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

     The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

REGISTRATION OF SELLING SECURITY HOLDERS' COMMON STOCK

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In connection with any such registration, we will have no obligation to assist or cooperate with the selling security holders in the offering or disposing of such shares; to indemnify or hold harmless the holders of any such shares; or to obtain a commitment from an underwriter relative to the sale of any such shares.

     We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

     We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

          o    the name of any broker-dealers;
          o    the number of common shares involved;
          o    the price at which the common shares are to be sold;
          o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
          o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
          o    any other facts material to the transaction.

                         SHARES ELIGIBLE FOR FUTURE SALE

     At May 29, 2007 we had 65,315,741 shares of common stock issued and outstanding. Of this amount, 51,930,983 shares were included in the registration statement of which this prospectus is a part and will be freely tradable shares by persons other than our affiliates, as defined under Rule 144 under the Securities Act, upon the effective date of the registration statement of which this prospectus is a part so long as we keep this prospectus current.

     In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                  LEGAL MATTERS

     This prospectus is being prepared on our behalf by the Law Offices of Ari Gal.

                                     EXPERTS

     Our financial statements as of January 31, 2007 included in this prospectus have been audited by Gvilli & Co., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

     We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

               Public Reference Room Office
               100 F Street, N.E.
               Room 1580
               Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

                               FINOTEC GROUP, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                            JANUARY 31, 2007 AND 2006


================================================================================






                                                             FINOTEC GROUP, INC.

                                                                        CONTENTS


================================================================================


Report of Independent Registered Public Accounting Firm                   F-1


Consolidated Financial Statements:

     Balance Sheet                                                        F-2


     Statements of Operations                                             F-3


     Statements of Stockholders' Equity                                   F-4


     Statements of Cash Flows                                             F-5


     Notes to Consolidated Financial Statements                       F-6 - F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
and Stockholders
Finotec Group, Inc.

We have audited the accompanying consolidated balance sheet of Finotec Group, Inc. as of January 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended January 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the company as of January 31, 2007, and the results of their operations and their cash flows for each of the two years in the period ended January 31, 2007, in conformity with accounting principles generally accepted in the United States.






Gvilli & Co.  c.p.a

March 29, 2007
Caesarea, Israel

                                                             FINOTEC GROUP, INC.

                                                      CONSOLIDATED BALANCE SHEET
================================================================================

AS OF JANUARY 31, 2007
--------------------------------------------------------------------------------

A S S E T S

Current Assets
  Cash and cash equivalents                                      $ 5,494,944
  Marketable securities                                            1,657,401
  Prepaid and other current assets                                   101,658
--------------------------------------------------------------------------------

           Total Current Assets                                    7,254,003
  Property and equipment, net                                        441,101
  Forward transaction Hedging                                        348,818
--------------------------------------------------------------------------------
           Total Assets                                          $ 8,043,922
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Short term bank credit                                              21,308
  Accounts payable and accrued expenses                              469,945
  Customers' accounts                                              4,068,156
  Income taxes payable                                                10,000
--------------------------------------------------------------------------------

           Total Current Liabilities                               4,569,409
  Accrued severance payable                                          104,276
--------------------------------------------------------------------------------
           Total Liabilities                                       4,673,685
--------------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity
  Common stock, $.001 par value, 100,000,000 shares
  Authorized, 65,315,741 shares issued, and outstanding               70,692
  Treasury shares, at cost - 2,687,500 shares                       (169,814)
  Additional paid-in-capital                                       1,545,378
  Accumulated income                                               1,945,921
  Accumulated other comprehensive loss                               (21,940)
--------------------------------------------------------------------------------

           Total Stockholders' Equity                              3,370,237
--------------------------------------------------------------------------------
           Total Liabilities and Stockholders' Equity            $ 8,043,922
================================================================================

Didier Essemini - ____________________      Chairman of the Board of Directors

Guy Elhanani -    ____________________      Chief Financial Officer


See accompanying notes to consolidated financial statements.

                                                             FINOTEC GROUP, INC.

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JANUARY 31,                                 2007               2006
------------------------------------------------------------------------------------------------
Revenues
  Net gain from foreign currency future operations         $  7,879,517         $  3,697,809
  Consulting-                                                    11,847                    -
------------------------------------------------------------------------------------------------
         Total Revenues                                       7,891,364            3,697,809
------------------------------------------------------------------------------------------------

Operating Expenses
  Selling, general and administrative                         5,726,476            2,704,404
  Research and development                                      114,077               82,511
------------------------------------------------------------------------------------------------
         Total Operating Expenses                             5,840,553            2,786,915
------------------------------------------------------------------------------------------------
         Operating Income                                     2,050,811              910,894

  Other Income (Expense)
  Interest (Expense) income, net                                491,349              (22,432)
  Other                                                         (53,290)                   -
------------------------------------------------------------------------------------------------
         Income Before Income tax                               438,059              888,462

  Income tax                                                     10,000                    -
------------------------------------------------------------------------------------------------
         Net Income                                        $  2,478,870         $    888,462
================================================================================================

  Weighted average number of common shares outstanding       65,315,741           34,985,241
================================================================================================

  Basic and diluted income per common share                $       0.07         $       0.03
================================================================================================

See accompanying notes to consolidated financial statements.

                                                             FINOTEC GROUP, INC.

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
================================================================================

------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED JANUARY 31, 2007  and 2006


                                                                                              Accumulated
                                                                                                other
                                          Common stock       Additional paid   Accumulated   Comprehensive   Treasury
                                       Shares      Amount       in Capital     income (loss)  Income(Loss)     stock       Total
------------------------------------------------------------------------------------------------------------------------------------
Balance-January 31, 2005            34,985,241  $    34,985   $ 1,545,378      ($1,421,411)   ($   34,346)              $   124,606

Net Income                                                                         888,462                                   888,462

Foreign Currency translation Income                                                                 9,921                     9,921

------------------------------------------------------------------------------------------------------------------------------------

Balance-January 31, 2006            34,985,241  $    34,985   $ 1,545,378      ($  532,949)   ($   24,425)              $ 1,022,989

Net Income                                                                       2,478,870                                2,478,870

Purchase of Shares                  (2,687,500)       2,689                                                   (169,814)    (167,125)

Exercise of Option                  33,018,000       33,018                                                                  33,018

Foreign currency translation Income                                                                 2,485                     2,485

------------------------------------------------------------------------------------------------------------------------------------

Balance-January 31, 2007            65,315,741  $    70,692   $ 1,545,378      $ 1,945,921    ($   21,940)     169,814  $ 3,370,237

====================================================================================================================================


See accompanying notes to consolidated financial statements.

                                                             FINOTEC GROUP, INC.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

FOR THE YEARS ENDED JANUARY 31,                                         2007              2006
---------------------------------------------------------------------------------------------------
 Cash Flows from Operating Activities
   Net Income                                                         2,478,870          888,462

 Adjustments to Reconcile Net Loss to
   Net Cash Used in Operating Activities
     Depreciation                                                       107,006           83,488

 Changes in Operating Assets and Liabilities
   (Decrease) increase in marketable securities                      (1,096,903)         243,858
   Decrease (Increase) in prepaid and other current assets              166,835         (195,027)
   Decrease (Increase) in account payable and accrued expenses          209,999         (180,876)
   Increase in income taxes payable                                      10,000                -
   Increase in customers' accounts                                    1,343,710          765,898
   Increase(Decrease) in other current liabilities                      (52,024)         120,868
   Forward transaction                                                 (348,818)               -
   (Decrease)  in due to stockholder                                    (52,131)         (45,369)
   (Decrease)  Increase in accrued severance payable                    (23,010)         104,728
---------------------------------------------------------------------------------------------------
        Net Cash Used in Operating Activities                         2,743,534        1,786,030
---------------------------------------------------------------------------------------------------

 Cash Flows from Investing Activities
   Acquisition of property and equipment                               (281,498)        (122,273)
---------------------------------------------------------------------------------------------------
        Net Cash Provided by Investing Activities                      (281,498)        (122,273)
---------------------------------------------------------------------------------------------------

 Cash Flows from Financing Activities
   Short term bank credit                                                21,308           (7,991)
   Repayment of loan payable                                            (20,000)         (70,000)
   Proceeds from Stock issuance                                          35,707                -
   Purchases of treasury shares                                        (169,813)               -
---------------------------------------------------------------------------------------------------
        Net Cash (Used in) Provided by Financing Activities            (132,798)         (77,991)
---------------------------------------------------------------------------------------------------
   Effect of Foreign Currency Translation                                 2,485            9,921
---------------------------------------------------------------------------------------------------
        Net (Decrease) Increase in Cash
         and Cash Equivalents                                         2,331,723        1,595,687

         Cash and Cash Equivalents - Beginning of Year                3,163,221        1,567,534
---------------------------------------------------------------------------------------------------

          Cash and Cash Equivalents - End of Year                   $ 5,494,944      $ 3,163,221
===================================================================================================

 Supplemental Disclosure of Cash Flow Information
   Cash paid during the year for income taxes                                 -                -
===================================================================================================
   Cash paid during the year for interest                           $     3,795      $     7,077
===================================================================================================


See accompanying notes to consolidated financial statements.

                                                             FINOTEC GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


1.  Description of
    Business Finotec Group, Inc. ("Finotec, Inc.), a Nevada corporation, is principally engaged, through its wholly-owned subsidiaries, in offering foreign currency market trading to professionals and retail clients over its web-based trading system.

2.  Summary of Significant Accounting Policies

    Principles of
    Consolidation                   The consolidated financial statements
                                    include the accounts of Finotec Inc. and its wholly owned subsidiaries, Finotec Trading,
                                    Inc. ("Finotec Trading") and its owned
                                    subsidiary Finotec Trading Cyprus Ltd.
                                    Finotec Ltd. Finotec USA Inc., Finotec
                                    Trading Polska S.A., Finotec Trading UK Ltd, and Finotec Ltd.'s 99.7% owned subsidiary, Forexcash Global Trading Ltd. ("Forexcash")
                                    (collectively referred to as the "Company", unless otherwise indicated). All material intercompany transactions and balances have been eliminated in consolidation.


                                    Since the liabilities of Forexcash exceed its assets, and the owner of the 0.3% minority interest has no obligation to supply additional capital, no minority interest has been recorded in the consolidated financial statements.

    Fixed Assets                    Fixed assets are stated at cost, less
                                    accumulated depreciation. Office furniture and equipment are depreciated using the straight-line method over seven years.
                                    Computer equipment and software are
                                    depreciated using the straight-line method over three years. Leasehold improvements are amortized on a straight-line basis over the lesser of the useful life or the life of the lease. Repairs and maintenance costs are expensed as incurred. Costs of software acquired along with payroll costs and consulting fees relating to the development of internal use software, including that used to provide internet solutions, are capitalized. Once the software is placed in service, the costs are amortized over the estimated useful life.

    Cash and Cash
    Equivalents                     The Company considers all highly liquid debt
                                    instruments purchased with original
                                    maturities of three months or less to be cash equivalents. .

    Revenue recognition             Finotec acts as a market maker for its
                                    customers based on the prices traded in the interbank market, and recognize a loss or revenue when customers close transactions in foreign currencies. When there is no Compensation inside the system with its customers, Finotec turns to other institutions to clear the contracts and recognizes a loss or revenue from actions in derivative financial instruments.

    Income Taxes                    Deferred taxes are determined based on the
                                    differences between financial reporting and tax basis of assets and liabilities, and are estimated using the tax rates and laws in effect when the differences are expected to reverse. A valuation allowance is provided

                                                             FINOTEC GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


2.  Summary of Significant Accounting Policies
    (Continued)

                                    based on the Weight of available evidence, if it is considered more likely than not that some portion of or all of, the deferred tax assets will not be realized. Finotec Group, Inc. and Finotec Trading Inc. file consolidated tax returns. As of January 31, 2007, the Company has net operating loss carryforwards of approximately $2,500,000 to reduce future Federal taxable income through 2026. As of January 31, 2007, realization of the Company's deferred tax assets of $900,000 was not considered more likely than not and, accordingly, a Valuation allowance of $ 900,000 has been provided.


    Advertising Expense             The Company expenses advertising costs as
                                    incurred. Advertising expenses for the years ended January 31, 2007 and 2006 amounted to $1,209,694 and $178,907, respectively.

    Use of Estimates                The preparation of financial statements in
                                    conformity with accounting principles
                                    generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
                                    Actual results could differ from those
                                    estimates.

Shareholders' Equity                In April 2006, the Company's board of
                                    directors approved a stock repurchase under which the Company may repurchase up to 2,687,500 million of the Company's ordinary shares. Purchases will be made based on an agreement conditions at the discretion of management in open market purchases or privately negotiated transactions. Through
                                    July 31, 2006, the Company repurchased an aggregate of 2,687,500 ordinary shares at an aggregate cost of $172,500.


    Translation of Foreign
    Currencies                      Forexcash Ltd and Finotec trading (Cyprus)
                                    Ltd are operated primarily in a local
                                    currency, which represents the functional currency of that subsidiary in Israel and In
                                    Cyprus. Forexcash Ltd and Finotec trading
                                    (Cyprus) Ltd encompass substantially all of the Company's operations. All assets and liabilities of Forexcash Ltd and Finotec trading (Cyprus) Ltd were translated into U.S. dollars using the exchange rate prevailing at the balance sheet date, while income and expense amounts were translated at average exchange rates during the year.
                                    Translation adjustments are included in
                                    accumulated other comprehensive income
                                    (loss), a separate component of
                                    stockholders' equity.

Fair Value of Financial
Instruments                         SFAS No. 107, Disclosures About Fair Value
                                    of Financial Instruments, requires
                                    disclosure of the fair value of certain
                                    financial instruments. The carrying value of financial instruments, which include cash and cash equivalents, loans payable, customer deposits and accrued expenses, approximate their fair values due to the short-term nature of these financial instruments. The carrying value of the Company's note receivable approximates its fair value based on management's best estimate of future cash collections.

                                                             FINOTEC GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


2.  Summary of Significant Accounting Policies
    (Continued)


    Earning Per Common
    Share Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income (loss) by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all stock options. The dilutive effect of stock options was not assumed for the years ended January 31, 2007 and 2006, because the effect of these securities is antidilutive.

    Comprehensive
    Income SFAS No. 130, Reporting Comprehensive Income, requires a full set of general-purpose financial statements to be expanded to include the reporting of comprehensive income. Comprehensive income is comprised of two components, net income and other comprehensive income. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. As of January 31, 2007 foreign currency translation adjustments were the only items of other comprehensive income for the Company.

    Derivative Financial
    Instruments                     The Company follows SFAS No. 133, Accounting
                                    for Derivative Instruments and Hedging
                                    Activities, and its related amendments to account for its derivative transactions. The
                                    Company accounts for its forward foreign currency exchange contracts as derivative financial instruments. The Company uses derivative instruments as part of its asset/liability management activities to meet the risk management needs of its clients as part of its trading activity for its own account. These derivative financial instruments are carried at fair value, with realized and unrealized gains and losses included in net gain from foreign currency future operations.

    Critical accounting policies

                                    A summary of significant accounting policies is included in Note 2 to the accompanying financial statements. We believe that the application of these policies on a consistent basis enables our company to provide useful and reliable financial information about the company's operating results and financial condition. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                                                             FINOTEC GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

2.  Summary of Significant Accounting Policies
    (Continued)

                                    We account for stock options issued to
                                    employees in accordance with the provisions of SFAS No. 123(R), "Share-Based Payment". In December 2004, the FASB issued SFAS No. 123(R) which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share based compensation arrangements based on the grant date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options, restricted share plans, Performance based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or "SAB107". SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS123. Effective January 1, 2007, we fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. We apply this statement prospectively. The valuation of such share based payments requires significant judgment. We exercise our judgment in determining the various assumptions associated with the associated share based payments as well as the expected volatility related to their fair value. We base our estimate of the share based payments on our interpretation of the underlying agreements and historical volatility of our stock price.

                                    We account for our investment in equity
                                    securities pursuant to Statement of
                                    Financial Accounting Standards ("SFAS")
                                    No.115. This standard requires such
                                    investments in equity securities that have readily determinable fair values be measured at fair value in the balance sheet and that unrealized holding gains and losses for investments in available for sale equity securities and investments in trading equity securities be recorded as a component of stockholders' equity and statement of operations, respectively. Furthermore, it provides that if factors lead us to determine that the fair value of certain financial instruments is impaired, that we should adjust the carrying value of such investments to its fair value. Marketable securities consist principally of corporate stocks. Management has classified the Company's marketable securities as available for sale securities in the accompanying consolidated financial statements.

                                                             FINOTEC GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


2.  Summary of Significant Accounting Policies
    (Continued)


    Marketable Securities           Available-for-sale securities are carried at
                                    fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses on available-for-sale securities are included in interest income. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. As of January 31, 2007 the market value of the security equals its cost

3.  Property and
    Equipment                       Consist of the following:

                                    As of January 31, 2007
                                    -----------------------------------------------------------------
                                    Computer equipment                                     $ 351,121
                                    Purchased software                                       191,926
                                    Office furniture and equipment                           135,015
                                    Leasehold improvements                                   130,454
                                    Vehicles                                                  34,397
                                    -----------------------------------------------------------------
                                      Total Property and Equipment at Cost                   842,913

                                    Less accumulated depreciation and amortization           401,812
                                    -----------------------------------------------------------------
                                      Property and Equipment - Net                         $ 441,101
                                    =================================================================

4.  Related Party                   Transactions Finotec Inc. is a holding
                                    Company which operates via its wholly owned subsidiaries and their subsidiaries. Within the Group there are various inter company agreements setting out the different undertakings of the companies and the commissions paid in such transactions.

5.  Loan Payable                    During the year ended January 31, 2005 the
                                    Company paid back $20,000 and ends its
                                    Commitment of the $100,000 outstanding loan payable from a former employee.

6.  Due to Stockholder              The amount due to stockholder consists
                                    primarily of unpaid compensation.

7.  Stock Options                   In April of 2003, the Board of directors of
                                    Finotec Group, Inc. (the "Company") approved a resolution to provide for the automatic grant to Didier Essemini, the Chief
                                    Executive Officer of the Company, of a stock option award of 33,018,483 shares of Common
                                    Stock. On March 17, 2004, the shareholders of the Company voted to approve the grant to Didier Essemini, the Chief Executive Officer of the Company, stock options of 33,018,483 shares of Common Stock. The Registrant awarded Mr. Essemini 33,018,483 options to purchase common stock at an exercise price of $0.001 per share. On January 27, 2007 Mr.
                                    Essemini exercised the options for
                                    33,018,483 shares of Common Stock of the Company.

                                                             FINOTEC GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


8.  Derivative Financial
     Instruments                    Derivative financial instruments consist of
                                    the Company's forward foreign exchange
                                    currency contracts, which are agreements to exchange specific amounts of currencies at a future date, at a specific rate of exchange.
                                    Foreign exchange contracts are entered into primarily to meet the foreign exchange risk management needs of the Company's clients.
                                    The major risk associated with this
                                    instrument is that foreign exchange rates could change in an unanticipated manner, resulting in a loss in the underlying value of the instrument. The Company mitigates this risk by using hedging techniques that limit the exchange rate exposure. As the Company accounts for the foreign exchange contracts as fair value hedges (per FASB No.
                                    133), all gains and losses are recognized in earnings and the fair value of the instruments are reported as other assets/liabilities on the consolidated balance sheet. During the year ended January
                                    31, 2007 the Company recognized gains in an amount of $4,200 from its forward foreign currency contracts. As of January 31, 2007, the Company has entered into a number of forward foreign exchange currency contracts that were hedged in February, 2007. The
                                    Company recognized a gain of approximately
                                    $199,233 on these contracts, during the
                                    first quarter of fiscal 2007.

9.  Legal Proceedings               In May, 2004, the Tel-Aviv Stock Exchange
                                    Ltd. ("the Stock Exchange") submitted a
                                    claim against the Company for a permanent and temporary restraining order to prevent the Company from using the Tel-Aviv 25 Index and/or any other index owned by the Stock
                                    Exchange as part of the Company's online trading at its website. The Company claimed that the Stock Exchange does not have copyrights regarding the indexes and that it did not mislead the public in any way.
                                    The Company answered the claim for a
                                    temporary restraining order, and in June, 2004, the Court accepted the Company's claim. In August, 2005, the Stock Exchange appealed to the Supreme Court, and thereafter the Company submitted its response to the appeal. The Supreme Court accepted the company's claim. The case is scheduled for a preliminary hearing 29 April
                                    2007. Management does not expect this claim to have a material effect on the Company's financial position or results of operations.

10.  Commitments                    Forexcash Ltd and Finotec Trading (Cyprus)
                                    Ltd leases its offices space facilities on a month-to-month basis. Rent expense for the years ended January 31, 2007 and 2006 amounted to $99,500 and $31,471, respectively.

11. Income Taxes                    Deferred income taxes consist of the
                                    following:

                                    Finotec Inc. NOL carryforward from merger date     $ 740,000
                                    NOL carryforward                                     160,000
                                    Less valuation allowance                            (900,000)
                                    -------------------------------------------------------------
                                    Net deferred tax asset                             $       0

                                    Realization of the future tax benefits
                                    related to the deferred tax assets is
                                    dependent on many factors including the
                                    Company's ability to generate taxable income within the net operating loss carryforward period. The Company has provided a valuation allowance for the full amount of its net deferred tax assets due to the uncertainty of generating future profits that would allow for the realization of such deferred tax asset.

                                                             FINOTEC GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


12. Subsequent Events               The Company is expecting for final step to
                                    get National Futures Associations agreement.
                                    This agreement will give the opportunity for the Company to reach U.S. residents as potentials customers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:


    SEC Registration and Filing Fee ................       $   797.14
    Legal Fees and Expenses* .......................       $33,000
    Accounting Fees and Expenses*  .................       $_________
    Miscellaneous* .................................       $ 3,000
                                 -------
           TOTAL ...................................       $36,797.14

    * Estimated


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

  None.



ITEM 28. UNDERTAKINGS.

     The small business issuer will:

     (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information to the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


          Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


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